Exhibit 99.1 news release

Ovintiv to Accelerate Doubling of Shareholder Returns;

Announces Agreements to sell Portions of its Uinta and Bakken Assets for Approximately $250 Million

DENVER, July 6, 2022 – Ovintiv Inc. (NYSE, TSX: OVV) today announced it has reached agreements with two counterparties to sell portions of its assets located in the Uinta and Bakken Basins for total proceeds of approximately $250 million.

As a result of these agreements and continued strong financial and operational results, Ovintiv has elected to accelerate the doubling of its cash returns to shareholders. Starting immediately for the third quarter, Ovintiv will increase its returns to shareholders to 50% of the previous quarter's Non-GAAP Free Cash Flow after base dividends. Previously the company had planned to increase cash returns to the 50% level starting October 1st. Cash returns in the third quarter are anticipated to be delivered through share buybacks.

“These transactions continue our track record of portfolio optimization, and this means we will double our cash returns to shareholders starting now,” said Ovintiv CEO, Brendan McCracken. “This enables our shareholders to directly benefit from these non-core asset sales and our continuing strong performance.”

The Uinta Basin assets being sold are mature waterflood assets with Operating Expenses of approximately $35.00 per BOE. The assets include approximately 3,000 gross vertical wells. Post the transaction, Ovintiv will retain approximately 130,000 largely contiguous net acres in the horizontal oil-rich shale portion of the play.

The Bakken assets include approximately 88 wells, located mainly in Richland County, Montana, approximately 30 miles from Ovintiv’s primary Bakken position.

As of April 2022, the combined volumes from the assets being sold totaled approximately 5.0 thousand barrels of oil equivalent per day (MBOE/d), including 4.9 thousand barrels per day (Mbbls/d) of oil and condensate.

The agreements are subject to ordinary closing conditions, regulatory approvals and other adjustments and are expected to close in the third quarter. The effective date of both sales is April 1st, 2022. Total proceeds received are subject to customary closing adjustments. Ovintiv plans to update its 2022 production and Total Cost guidance to reflect the impact of the asset sales with its second quarter results. 2022 capital guidance will remain unchanged.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of Ovintiv are forward-looking statements.  Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions and are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied.  Readers are encouraged to review the assumptions, risks and uncertainties impacting Ovintiv’s business as described in Item 1A. Risk Factors of Ovintiv’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; and the other assumptions, risks and uncertainties described from time to time in Ovintiv’s periodic filings with the SEC or Canadian securities regulators.

Although Ovintiv believes the expectations represented by its forward-looking statements are reasonable based on the information available to it as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct.  All forward-looking statements contained in this news release are made as of the date of this news release and, except as required by law, Ovintiv undertakes no obligation to update publicly or revise any forward-looking statements.

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NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company's liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company's website. This news release contains references to non-GAAP measures as follows:

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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